Exhibit 4.6

PAYING AGENT AGREEMENT

This Paying Agent Agreement (this “Agreement”) is made and entered into as of [________], 2020, by and between iCap Vault 1, LLC, a Delaware limited liability company (the “Issuer”) and [________________], as paying agent (the “Paying Agent”).

WHEREAS, Issuer is issuing up to $500,000,000 of Variable Denomination Floating Rate Demand Notes (the “Notes”), pursuant to an offering commencing on or about [___________], 2020; and

WHEREAS, Issuer desires to engage the service of the Paying Agent to pay, pursuant to its instructions, certain amounts as they may become due and payable under the Notes;

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.	Appointment and Duties as Paying Agent. Subject to the terms and conditions of this Agreement, the Issuer hereby authorizes Paying Agent to act as paying agent in connection with all payments to be made to the holders of the Notes (the “Noteholders”) and the Paying Agent hereby agrees to act as paying agent and to perform the services specified herein in connection with the Notes.

2.	Instructions and Procedure for Payments.

(a)	The Paying Agent shall only comply with written payment instructions received from Issuer (the “Remittance Instructions”) with respect to the remittance of funds to the Noteholders. As soon as practicable following the Paying Agent’s receipt of the Remittance Instructions, the Paying Agent shall remit funds by wire transfer to the specified Noteholder in accordance with such Remittance Instructions.

(b)	The Issuer acknowledges that nothing in this Agreement shall obligate Paying Agent to extend credit, grant financial accommodation, or otherwise advance funds to the Company for the purpose of making any such payments or part thereof or otherwise effecting such transactions.

(c)	Upon payment of any amounts to the Noteholders pursuant to this agreement, the Paying Agent shall provide the Issuer with a written report summarizing the actions taken by Paying Agent in form reasonably satisfactory to the Issuer.

3.	Paying Agent Responsibilities. The Paying Agent’s acceptance of its duties under this Agreement is subject to the following terms and conditions, which the parties hereto agree shall govern and control with respect to its rights, duties, liabilities and immunities:

(a)	Except as to its due execution and delivery of this Agreement, it makes no representation and has no responsibility as to the validity of this Agreement or of any other instrument referred to herein, or as to the correctness of any statement contained herein, and it shall not be required to inquire as to the performance of any obligation under any other agreement.

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(b)	The Paying Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt or other paper or document, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth of any information therein contained, which it in good faith believes to be genuine and what it purports to be.

(c)	The Paying Agent may consult with competent and responsible legal counsel selected by it and it shall not be liable for any action taken or omitted by it in good faith in accordance with the advice of such counsel.

(d)	The Paying Agent shall have no duties or responsibilities except those expressly set forth herein, and it shall not be bound by any modification of this Agreement unless in writing and signed by all parties hereto or their respective successors in interest.

(e)	The Paying Agent shall have no responsibility in respect of the validity or sufficiency of this Agreement or of the terms hereof. The recitals of facts in this Agreement shall be taken as the statements of Issuer, and the Paying Agent assumes no responsibility for the correctness of the same.

(f)	The Paying Agent shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper or document reasonably believed by it to be genuine and to have been signed and presented by the proper party or parties. Whenever the Paying Agent shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action under this Agreement, such matter may be deemed conclusively proved and established by a certificate signed by the Issuer, and such certificate shall be full warranty for any action taken or suffered in good faith under the provisions of this Agreement.

(g)	THE PAYING AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE PAYING AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE PAYING AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

(h)	No provision of this Agreement shall require the Paying Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Agreement.

(i)	In the event that the Paying Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands which, in its opinion, are in conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action until the questions regarding its duties and rights are clarified to its satisfaction or it shall be directed otherwise by a final judgment of a court of competent jurisdiction.

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4.	Fees and Expenses of Paying Agent. Issuer shall compensate the Paying Agent for its services hereunder in accordance with Exhibit A attached hereto and, in addition, shall reimburse the Paying Agent for all costs and expenses, including reasonable attorneys’ fees, occasioned by any delay, controversy, litigation or event arising out of the transactions contemplated by this Agreement. All of the compensation and reimbursement obligations set forth in this Section shall be payable as soon as practicable after submission by the Paying Agent to Issuer of an invoice detailing such expenses. The obligations of Issuer under this Section shall survive any termination of this Agreement and the resignation or removal of the Paying Agent.

5.	Compliance with Tax Laws.

(a)	Backup Withholding. The Paying Agent shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Taxpayer Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service.

(b)	1099 Forms. The Paying Agent shall file with the Internal Revenue Service and send to the Noteholders Form 1099 reports and forms regarding the Cash Payments paid, if any are required by law.

(c)	Questions Relating to Tax Matters. Any questions with respect to any tax matters relating to the distribution of payments to the Noteholders shall be referred to the Issuer, and the Paying Agent shall have no duty with respect to such matter; provided however, that the Paying Agent shall cooperate with the Issuer in attempting to resolve such questions.

6.	Indemnification.

(a)	The Issuer covenants and agrees to indemnify and hold harmless the Paying Agent, its directors, officers, employees, attorneys and agents (the “Indemnified Persons”) from and against any and all losses, damages, liabilities, costs or expenses (including reasonable attorneys fees and expenses and court costs), arising out of or attributable to its acceptance of its appointment and execution and performances of its duties as the Paying Agent hereunder, provided however, that such indemnification shall not apply to losses, damages, liabilities, costs or expenses finally adjudicated to have been primarily caused by the gross negligence or willful misconduct of the Paying Agent hereunder (which gross negligence or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). The Paying Agent shall notify the Issuer in writing of any written asserted claim against the Paying Agent or of any other action commenced against the Paying Agent reasonably promptly after the Paying Agent shall have received any such written assertion or shall have been served with a summons in connection therewith. The Issuer shall be entitled to participate at its own expenses in the defense of any such claim or other action and, if the Issuer so elects, the Issuer may assume the defense of any pending or threatened action against the Paying Agent in respect of which indemnification may be sought hereunder; provided however, that the Issuer shall not be entitled to assume the defense of any such action if the named parties to such action include both the Issuer and the Paying Agent and representation of both parties by the same legal counsel would, in the written opinion of counsel for the Paying Agent, be inappropriate due to actual or potential conflicting interests between them.

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(b)	The Paying Agent agrees that, without the prior written consent of the Issuer (which consent shall not be unreasonably withheld by the Issuer), it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought in accordance with the indemnification provision of this Agreement (whether or not any Indemnified Person is an actual or potential party to such claim, action or proceeding).

(c)	The provisions of this Section 6 shall survive the resignation or removal of the Paying Agent and the termination of this Agreement.

7.	Applicable Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made in Delaware without regard to its principles of conflicts of laws. Each of the Parties agrees to submit himself to the in personam jurisdiction of the state and federal courts situated within the State of Washington, King County, with regard to any controversy arising out of or relating to this Agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The parties hereby waive all rights to a trial by jury.

8.	Notices. Notices or other communications pursuant to this Agreement shall be delivered by electronic mail with return receipt requested to the email address set forth in the signature page hereto; facsimile transmission; reliable overnight courier; or by first-class mall, postage prepaid, addressed as set forth on the signature page hereto or to such other address as either party shall provide by written notice to the other party.

9.	Change of Paving Agent. The Paying Agent may resign from its duties under this Agreement by giving to the Issuer thirty (30) days’ prior written notice. If the Paying Agent resigns or becomes incapable of acting as the Paying Agent and the Issuer fails to appoint a new paying agent within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Paying Agent, the Issuer shall appoint a successor paying agent or assume all of the duties and responsibilities of the Paying Agent. Any successor paying agent shall be vested with the same power, rights, duties and responsibilities as if it had been originally named as the Paying Agent without any further act or deed. If the Issuer has failed to appoint a successor paying agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Paying Agent may appoint a successor or may petition any court of competent jurisdiction for the appointment of a successor or for other appropriate relief, and any such resulting appointment shall be binding upon the Issuer.

10.	Assignment: Amendment. Neither party may transfer or assign its rights or responsibilities under this Agreement without the prior written consent of the other party hereto. This Agreement may be amended only in writing signed by both parties.

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11.	Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefits or remedy of any nature whatsoever under or by reason of this Agreement. Without limitation to the foregoing, the parties hereto expressly agree that no Noteholder shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.	Entire Agreement Headings. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

13.	Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute one and the same instrument.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the Issuer and the Paying Agent have caused this Agreement to be signed by their respective officers thereunto authorized as of the date first written above.

iCap Vault 1, LLC, as Issuer

By:
Name:
Title:

Address for notices:

iCap Vault 1, LLC
Attn: Legal Department
3535 Factoria Blvd. SE, Suite 500
Bellevue, Washington 9800
Email: investor@icapequity.com

[Paying agent]

By:
Name:
Title:

Address for notices:
[____________]
[____________]
[____________]
Email: [____________]

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Exhibit A

Paying Agent Compensation

[to come]

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